Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 8, 2013 relating to the consolidated financial statements and financial statement schedule of Union Pacific Corporation and Subsidiary Companies (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

May 17, 2013